Exhibit 4.3

RECORDING REQUESTED BY AND WHEN RECORDED RETURN TO: DELONGRANCHES, INC. STAR ROUTE, BOX 335 WINNEMUCCA, NV 89445	escrow No. 20250JWN Order No. 15097

APN # SEE ATTACHED

GRANT BARGAIN AND SALE DEED

THIS INDENTURE, made this

10th day of September, 1999, by and between NEVADA LAND & RESOURCE COMPANY, LLC, a Delaware limited liability company whose address is 3264 Goni Road, Suite 153, Carson City, Nevada, 89706-7925, hereafter referred as “GRANTOR,” and DELONG RANCHES, INC., a Nevada Corporation, whose address is Star Route, Box 335, Winnemucca, Nevada 89445, hereafter referred as “GRANTEE,”

WITNESSETH: That the GRANTOR, in consideration for the sum of Ten Dollars ($10.00), lawful money of the United States, and other good and valuable consideration to GRANTOR in hand paid by the GRANTEES, the receipt whereof is hereby acknowledged, does by these presents grant, bargain, and sell to GRANTEE, and to GRANTEE's successors and assigns forever, all right, title and interest in and to that certain real property situated in Humboldt County, State of Nevada, and more particularly described as follows:

See Exhibit “A” attached hereto and incorporated herein by this reference.

TOGETHER WITH all and singular the tenements, hereditaments and appurtenances thereunto belonging, or in anywise appertaining, and the revision and reversions, remainder and remainders, rents, issues and profits thereof;

TO HAVE AND TO HOLD the said premises above bargained and described with the appurtenances, unto the said GRANTEES, and to GRANTEES' heirs, and successors and assigns forever.

GRANTOR RESERVES to itself the exclusive right and privilege to enter on the property for the purposes of exploration and prospecting for the development, extraction, mining, production, removal and sale of all minerals, mineral substances, metals, ore-bearing materials and rocks of every kind, except sand and gravel. The mineral estate and rights reserved to Grantor include all of the right, title and interest to minerals in, on or under the property, including, but not limited to, the surface and subsurface of the property, all minerals, mineral elements and compounds and ores, together with all easements and rights-of-way reserved or granted in, on or under the property, together with any and all lodes, veins and mineral deposits extending from or into or contained in the property. The term “minerals” shall include all mineral elements and compounds including by way of example and not by limitation, all barite, copper, gold, iron, silver and other metals, whether the same are presently known to exist on the property or are subsequently discovered on the property, and regardless of the method of extraction, mining or processing of the same (whether open pit or strip mining, underground mining, surface or subsurface leaching) whether presently or subsequently employed, invented, or developed. Grantor reserves to itself the rights of egress and ingress to and from the property for any and all purposes related to the mineral estate reserved to Grantor. Grantor shall conduct all of its activities in accordance with all applicable laws, regulations, and ordinances, and shall defend, indemnify and hold Grantee from and against all actions, claims, damages and losses resulting from Grantor's exercise of the rights appurtenant to its reserved mineral estate.

HUMBOLDT COUNTY, NV MARY ANN HAMMOND-RECORDER BY: WESTERN TITLE CO. DATE: 09/16/1999 TIME: 11:23 PAGE #: 0001 OF 0003 DOCU#: 1999 5882

Grantor shall compensate Grantee for surface damages resulting from Grantor's activities related to Grantor's reserved mineral estate. If Grantee and Grantor are unable to mutually determine the damages resulting to the surface, such damages shall be determined by a mutually acceptable independent appraiser who shall determine the fair market value of the surface damaged as a result of Grantor's activities.

IN WITNESS WHEREOF, the GRANTOR has executed this conveyance the day and year first above written.

NEVADA LAND & RESOURCE COMPANY, LLC, A Delaware Limited Liability Company

By:        /s/ Dorothy Timian-Palmer

Dorothy Timian-Palmer

Chief Operating Officer

STATE OF NEVADA ) CARSON CITY	) ss. )

This instrument was acknowledged before me on September 10th , 1999 by Dorothy Timian-Palmer, its Chief Operating Officer of/for Nevada Land & Resource Company, LLC, a Delaware limited liability company.

                /s/ Deanne Runacres

Notary Public

DEANNE RUNACRES Notary Public- State of Nevada Appointment Recorded in Carson City No. 99-51426-3 Expires Feb. 15, 2003

HUMBOLDT COUNTY, NV MARY ANN HAMMOND-RECORDER BY: WESTERN TITLE CO. DATE: 09/16/1999 TIME: 11:23 PAGE #: 0002 OF 0003 DOCU#: 1999 5882

EXHIBIT “A”
TO GRANT BARGAIN AND SALE DEED
WITH RESERVATION OF MINERAL RIGHTS

All that real property situate in the County of Humboldt, State of Nevada, described as follows:

TOWNSHIP 35 NORTH, RANGE 35 EAST, M.D.B.&M.

Section 5:

All

APN # 05-441-04

EXCEPTING THERFROM all that portion conveyed to WESTERN PACIFIC RAILWAY COMPANY by CENTRAL PACIFIC RAILWAY COMPANY by deed recorded January 20, 1905, in Book 44, Page 276, Deed Records, Humboldt County, Nevada.

TOWNSHIP 36 NORTH, RANGE 34 EAST, M.D.B.&M.

Section 3:

All

APN # 05-341-04

Section 5:

All

APN # 05-341-02

Section 27:

All

APN # 05-341-29

TOWNSHIP 36 NORTH, RANGE 35 EAST, M.D.B.&M.

Section 7:

All

APN # 05-351-07

EXCEPTING THEREFORM all above described parcels all those portions lying within the boundaries of County or State roads.

TOWNSHIP 37 NORTH, RANGE 34 EAST, M.D.B.&M.

Section 7:	All	APN #	05-271-07
Section 23:	All	APN #	05-271-23
Section 29:	All	APN #	05-271-26
Section 33:	All	APN #	05-271-33
Section 35:	All	APN #	05-271-35

EXPECTING THEREFROM all above described parcels all those portions Iying within the boundaries of County or State roads.

Containing 6361.99 acres, more or less, RESERVING unto the Grantor an easement for ingress and egress over the above-described real property, over existing trails, tracks and roadways for purposes of accessing interests or properties owned or retained by Grantor.

HUMBOLDT COUNTY, NV MARY ANN HAMMOND-RECORDER BY: WESTERN TITLE CO. DATE: 09/16/1999 TIME: 11:23 PAGE #: 0003 OF 0003 DOCU#: 1999 5882